Exhibit 99.1

Pacific Biosciences of California, Inc. Announces Third Quarter 2020 Financial Results

Menlo Park, Calif. – November 2, 2020 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its third quarter ended September 30, 2020.

Third Quarter 2020 Financial Results

Total revenue for the third quarter of 2020 was $19.1 million, compared with $21.9 million for the same period of 2019. Instrument revenue for the third quarter of 2020 was $7.7 million, compared with $11.6 million for the same period of 2019. Consumables revenue for the third quarter of 2020 was $8.0 million compared with $6.9 million for the same period of 2019. Service and other revenue for the third quarter of 2020 was $3.4 million compared with $3.4 million for the same period of 2019.

Gross profit for the third quarter of 2020 was $7.1 million, resulting in a gross margin of 37.0%. Gross profit for the third quarter of 2019 was $6.9 million, resulting in a gross margin of 31.5%.

Operating expenses for the third quarter of 2020 totaled $31.2 million, compared to $35.0 million for the same period of 2019. Operating expenses for the third quarter of 2020 and 2019 included non-cash stock-based compensation of $4.3 million and $3.6 million, respectively.

Net loss for the third quarter of 2020 was $23.7 million, compared to $29.1 million for the same period of 2019.

Cash, cash equivalents and investments, excluding restricted cash, at September 30, 2020 totaled $208.6 million, compared to $49.1 million at December 31, 2019. The Company received $93.6 million in net proceeds, after deducting the underwriting discount and offering expenses payable by the Company, from a public offering of common stock in August 2020.

As previously announced, in January 2020, we and Illumina mutually agreed to terminate the Agreement and Plan of Merger (as amended, the “Merger Agreement”). As part of our agreement to terminate the Merger Agreement, Illumina paid us a $98.0 million reverse termination fee in January 2020, from which we paid our financial advisor associated fees of $6.0 million in April 2020. The $98.0 million in cash we received from Illumina for the reverse termination fee was recorded as a short-term liability as of September 30, 2020 and, on October 1, 2020, after the contingency clauses lapsed, it was subsequently recognized as a gain and will be reflected in the fourth quarter of 2020 as other income.

In addition, during the first quarter ended March 31, 2020, as previously agreed to pursuant to the terms of the Merger Agreement, Illumina paid us cash payments of $34.0 million, which resulted in a gain of $34.0 million for the three months ended March 31, 2020 and nine months ended September 30, 2020.

Recent Company Highlights

•	Announced the appointments of Christian Henry as President & Chief Executive Officer and Susan Kim as Chief Financial Officer
•

Launched the new Sequel IIe System, representing the next evolution in our sequencing platform.  The system features significantly increased computational capacity and on-instrument data processing to generate PacBio HiFi reads more efficiently. The Sequel IIe system can reduce compute costs by 80% or more when compared to the Sequel II system

•	Entered into multiple collaborations with customers focused on clinical research and potential diagnostic applications using PacBio sequencing, including:
o	A collaboration with Asuragen, Inc. to develop assays based on SMRT Sequencing for the carrier screening market
o

A collaboration with Children’s Mercy Kansas City to sequence a cohort of rare disease cases for which previous whole-genome and whole-exome sequencing studies using short-read sequencing yielded no answers

o	A collaboration with Invitae Corporation to study clinically relevant targets for use in the development of advanced diagnostic testing for epilepsy

“It is an exciting time to join Pacific Biosciences,” said Christian Henry. “Our newly launched Sequel IIe instrument will make the use of our long-read technology accessible to more customers than ever before. In addition, HiFi sequencing provides researchers with more complete and accurate sequences, which is one reason why we are engaging in so many important customer collaborations. With the positive customer momentum building around PacBio HiFi sequencing, we expect sequential growth for Q4. Notwithstanding capital sales being impacted in the near term as a result of the COVID-19 pandemic, we continue to be enthusiastic about the long-term growth opportunity for the business.”

Impact of COVID-19 Pandemic

Financial results for the nine months of 2020 were negatively impacted as many of our customers in multiple regions around the world shut down operations for various periods of time in efforts to curb the spread of the COVID-19 pandemic. This resulted in lower product revenues for the nine months of 2020 compared to the same period of 2019. Due to the uncertain scope and duration of the pandemic, we cannot reasonably estimate the future impact to our operations and financial results.

We have implemented various measures to help protect our employees while continuing to support our customers.  In accordance with local and state guidelines, a large number of our Menlo Park-based employees continue to work remotely from their homes. Additionally, we have implemented health and safety practices in accordance with evolving government and public health agency guidelines. We continue to provide direct support to our customers, including those customers working on COVID-19 related research, testing, treatment, and prevention. This support includes consumable and instrument shipments, field support, and limited wet-lab activities. We will continue to monitor our operating expenses and cash flows in response to the evolving market conditions.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its third quarter ended September 30, 2020 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330, using Conference ID # 5173038. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at https://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ:PACB), is empowering life scientists with highly accurate long-read sequencing. The company’s innovative instruments are based on Single Molecule, Real-Time (SMRT®) Sequencing technology, which delivers a comprehensive view of genomes, transcriptomes, and epigenomes, enabling access to the full spectrum of genetic variation in any organism. Cited in thousands of peer-reviewed publications, PacBio® sequencing systems are in use by scientists around the world to drive discovery in human biomedical research, plant and animal sciences, and microbiology.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, our financial outlook for the fourth quarter of 2020 and long-term, the accounting treatment of payments we received from Illumina, expectations related to the newly launched Sequel IIe instrument, the future impact of COVID-19 on our business, including the impact to revenue and the impact and sufficiency of safety measures we have implemented. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk

Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

The condensed consolidated financial statements that follow should be read in conjunction with the notes set forth in the Pacific Biosciences’ Quarterly Report on Form 10-Q when filed with the Securities and Exchange Commission.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Product revenue	$15,749	$18,484	$41,798	$53,191
Service and other revenue	3,333	3,431	9,959	9,770
Total revenue	19,082	21,915	51,757	62,961
Cost of Revenue:
Cost of product revenue	9,228	12,188	22,874	32,786
Cost of service and other revenue	2,790	2,813	7,718	8,531
Total cost of revenue	12,018	15,001	30,592	41,317
Gross profit	7,064	6,914	21,165	21,644
Operating Expense:
Research and development	16,467	14,962	46,727	45,357
Sales, general and administrative	14,772	20,066	54,846	58,915
Total operating expense	31,239	35,028	101,573	104,272

Operating loss	(24,175)	(28,114)	(80,408)	(82,628)
Gain from Continuation Advances from Illumina	—	—	34,000	—
Interest expense	—	(664)	(267)	(1,933)
Other income (expenses), net	467	(345)	1,143	518
Net loss	$(23,708)	$(29,123)	$(45,532)	$(84,043)
Basic and diluted net loss per share	$(0.14)	$(0.19)	$(0.29)	$(0.55)
Shares used in computing basic and diluted net loss per share	166,862	152,983	158,195	152,351

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	September 30,	December 31,
	2020	2019
Assets
Cash and investments	$208,550	$49,099
Accounts receivable	11,806	15,266
Inventory	15,940	13,312
Prepaid and other current assets	3,212	3,369
Property and equipment, net	26,568	30,070
Operating lease right-of-use assets, net	30,700	32,827
Long-term restricted cash	3,500	4,000
Other long-term assets	42	42
Total Assets	$300,318	$147,985

Liabilities and Stockholders' Equity
Accounts payable	$5,406	$8,368
Accrued expenses	15,079	13,242
Deferred gain from Reverse Termination Fee from Illumina	98,000	—
Deferred revenue	8,743	9,561
Operating lease liabilities	43,010	45,801
Notes payable	—	15,871
Other liabilities	584	225
Stockholders' equity	129,496	54,917
Total Liabilities and Stockholders' Equity	$300,318	$147,985